Filed Pursuant to Rule 424(b)(5)
Registration No. 333-281437

PROSPECTUS SUPPLEMENT

(to Prospectus Dated August 9, 2024)

$200,000,000

NORTHWEST NATURAL HOLDING COMPANY

Common Stock

We may issue, offer and sell shares of our common stock, having an aggregate sales price of up to $200,000,000 over a period of time and from time to time through Wells Fargo Securities, LLC, or “Wells Fargo,” J.P. Morgan Securities LLC, or “J.P. Morgan,” RBC Capital Markets, LLC, or “RBC,” BMO Capital Markets Corp., or “BMO,” or any additional agents appointed from time to time by us, under an equity distribution agreement. We refer to each of Wells Fargo, J.P. Morgan, RBC, and BMO in their capacity as agent as a “sales agent” and collectively as the “sales agents.”

The shares of our common stock will be offered at market prices prevailing at the time of sale. We will pay each sales agent a commission of up to 2% of the sales price of all shares of our common stock sold through it as our sales agent under the equity distribution agreement. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will be our net proceeds for the sale of the shares.

Our common stock is listed and trades on the New York Stock Exchange, or the “NYSE,” under the symbol “NWN.” On August 7, 2024, the closing price of our common stock on the NYSE was $37.91 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3 of the accompanying prospectus.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Wells Fargo Securities	J.P. Morgan	RBC Capital Markets	BMO Capital Markets

The date of this prospectus supplement is August 9, 2024.

You may rely on the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus authorized by us. Neither we nor any of the sales agents have authorized anyone to provide information different from that contained in this prospectus supplement and the accompanying prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus supplement, the accompanying prospectus and any free writing prospectus authorized by us. Neither the delivery of this prospectus supplement, the accompanying prospectus or any free writing prospectus authorized by us nor the sale of common stock means that information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus authorized by us is correct after the date of the document containing the information or such date as may be specified therein. This prospectus and the accompanying prospectus supplement are not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer of solicitation is unlawful.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the common stock we are offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the common stock we are offering in this prospectus supplement. See “Description of Common Stock” in the accompanying prospectus. If the description of the common stock varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. The accompanying prospectus also includes information about certain other securities that we may offer from time to time, which information does not apply to our common stock.

This prospectus supplement and the accompanying prospectus are part of a registration statement that was filed by us with the Securities and Exchange Commission, or “SEC,” using a “shelf” registration process. Under the shelf registration process, we may, from time to time, issue and sell to the public the securities described in the accompanying prospectus, including the common stock, of which this offering is a part. In this prospectus supplement, we provide you with specific information about the terms of the common stock and this offering.

Unless we have indicated otherwise, or the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “NW Holdings,” “we,” “us” and “our” or similar terms are to Northwest Natural Holding Company and its subsidiaries.

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SUMMARY

This summary highlights certain information contained elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that you should consider before investing in NW Holdings’ common stock. You should read the entire prospectus supplement, including the accompanying prospectus and the documents incorporated by reference, which are described under “Where You Can Find More Information” in this prospectus supplement. This prospectus supplement and the accompanying prospectus contain or incorporate forward-looking statements. Forward-looking statements should be read with the cautionary statements and important factors included under “Forward-Looking Statements” in the accompanying prospectus.

NW Holdings

NW Holdings is a holding company headquartered in Portland, Oregon and owns Northwest Natural Gas Company, or “NW Natural,” NW Natural Water Company, LLC, or “NW Natural Water,” NW Natural Renewables Holdings, LLC, or “NW Natural Renewables,” and other businesses. NW Natural is NW Holdings’ largest subsidiary.

NW Natural distributes natural gas to residential, commercial, and industrial customers in Oregon and southwest Washington. NW Natural and its predecessors have supplied gas service to the public since 1859, was incorporated in Oregon in 1910, and began doing business as NW Natural in 1997.

NW Holdings has one reportable segment, the natural gas distribution, or “NGD,” segment, which is operated by NW Natural. The NGD segment provides natural gas service through approximately 800,000 meters in Oregon and southwest Washington. Approximately 88% of customers are located in Oregon and 12% are located in southwest Washington.

NW Natural has been allocated an exclusive service territory by the Public Utility Commission of Oregon and the Washington Utilities and Transportation Commission, which includes the major population centers in western Oregon, including the Portland metropolitan area, most of the Willamette Valley, the coastal area from Astoria to Coos Bay, and portions of Washington along the Columbia River.

NW Natural Water provides water distribution and water and wastewater services to communities throughout the Pacific Northwest, Texas and Arizona. NW Natural Water serves nearly 185,000 people through approximately 74,000 meters and provides operation and maintenance services to an additional 19,000 connections.

NW Natural Renewables is a subsidiary of NW Natural Holdings established to pursue non-regulated natural gas activities. NW Natural Renewables is focused on providing renewable fuels to support decarbonization in the utility, commercial, industrial and transportation sectors.

The Offering

Company	Northwest Natural Holding Company

Securities offered	Shares of our common stock, having an aggregate sales price of up to $200,000,000 (or such higher amount as may be established in accordance with the equity distribution agreement)

NYSE symbol	NWN

Transfer agent and registrar	Equiniti Trust Company, LLC

Use of proceeds	The net proceeds to be received by NW Holdings from this offering will be used for general corporate purposes, including equity contributions to NW Holdings’ subsidiaries, NW Natural, NW Natural Water and NW Natural Renewables. Contributions to NW Natural, NW Natural Water, and NW Natural Renewables are expected to be used for general corporate purposes

Indicated current annual dividend rate	We (and our predecessor) have increased annual dividend payments each year since 1956. Our current indicated dividend is $1.95(1) per share

(1)

Based upon our most recent quarterly dividend of $0.4875 per share of our common stock. Future dividends, if any, may be declared and paid at the discretion of our board of directors and will depend on our future earnings, financial condition and other factors.

USE OF PROCEEDS

The net proceeds to be received by NW Holdings from this offering will be used for general corporate purposes, including equity contributions to NW Holdings’ subsidiaries, NW Natural, NW Natural Water, and NW Natural Renewables. Contributions to NW Natural, NW Natural Water and NW Natural Renewables are expected to be used for general corporate purposes.

PLAN OF DISTRIBUTION

We have entered into an equity distribution agreement with the sales agents under which we may issue and sell over a period of time and from time to time shares of our common stock through the sales agents and any additional agents appointed by us under the equity distribution agreement. Prior to the date hereof, shares of our common stock having an aggregate offering price of $195 million have been issued and sold pursuant to the equity distribution agreement.

Sales of the shares of our common stock, if any, under the equity distribution agreement will be made by any method that is deemed to be an “at the market” offerings as defined in Rule 415 of the Securities Act, including sales made directly on the NYSE, the existing trading market for shares of our common stock, or sales made to or through a market maker or through an electronic communications network, including block transactions, at market prices prevailing at the time of sale or at prices relating to such prevailing market prices. In addition, shares of our common stock may be offered and sold by such other methods, including privately negotiated transactions, as we and any sales agent agree to in writing and which will be described in a separate prospectus supplement or pricing supplement.

From time to time during the term of the equity distribution agreement, and subject to the terms and conditions set forth therein, we may deliver instructions to any of the sales agents regarding a proposed sale of shares of our common stock. Upon receipt of instructions from us, and subject to the terms and conditions of the equity distribution agreement, each sales agent will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell the amount of shares of our common stock specified in our instructions. We or the relevant sales agent may suspend the offering of shares of our common stock at any time upon proper notice to the other, upon which the selling period will immediately terminate.

Settlement for sales of shares of our common stock will occur on the first trading day following the date on which the sales were made, or such earlier day as required by SEC rule or industry practice, unless another date shall be agreed to in writing by us and the relevant sales agent. There is no arrangement for funds to be received in an escrow, trust or similar arrangement. The obligation of each sales agent under the equity distribution agreement to sell shares of our common stock pursuant to our instructions is subject to a number of conditions, which each sales agent reserves the right to waive in its sole discretion.

Each sales agent will receive from us a commission of up to 2% of the sales price per share for any shares sold through it as our sales agent under the equity distribution agreement. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will be our net proceeds for the sale of such shares.

Under the terms of the equity distribution agreement, we may also sell shares of our common stock to each of the sales agents, as principal for its own respective account, at a price agreed upon at the time of sale. If we sell shares of our common stock to the sales agents as principal, we will enter into a separate written agreement with the applicable sale agent setting forth the terms of such transaction, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

We have agreed to pay all expenses in connection with the equity distribution agreement and the offering hereby, including the reasonable fees and disbursements of Simpson Thacher & Bartlett LLP in connection with the transactions contemplated by this prospectus supplement.

In connection with the sale of our common stock as contemplated in this prospectus supplement, the sales agents may be deemed to be “underwriters” within the meaning of the Securities Act, and the compensation paid to the sales agents may be deemed to be underwriting commissions or discounts. We have agreed to indemnify the sales agents against certain liabilities, including liabilities under the Securities Act.

Pursuant to the terms of the equity distribution agreement, we will report to the SEC at least quarterly (1) the number of shares of our common stock sold through the sales agents in connection with at the market sales, and (2) the net proceeds received by us in connection with such transactions.

Sales of our common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we and the sales agents may agree upon. The offering of our common stock pursuant to the equity distribution agreement will terminate upon the earlier of (1) the sale, under the equity distribution agreement, of shares of our common stock with an aggregate sales price of $200,000,000 (or such further higher amount as may be established in accordance with the equity distribution agreement) in addition to those shares of our common stock having an aggregate offering price of $195,000,000 previously issued and sold pursuant to the equity distribution agreement, and (2) termination by us upon two days’ notice, or by a sales agent upon two days’ notice, solely with respect to such sales agent. In no event will the aggregate number of shares of our common stock sold under this prospectus supplement pursuant to the equity distribution agreement have an aggregate sales price in excess of $200,000,000.

We estimate that the total expenses of this offering payable by us to date, excluding commissions and expense reimbursement payable to the sale agents under the equity distribution agreement, will be approximately $600,000, and we expect to incur additional expenses (in addition to any such commissions and expense reimbursement) in connection with this offering in the future.

Other Relationships

The sales agents and their respective affiliates are full service financial institutions engaged in various activities, which may include, among other activities, securities trading and underwriting, commercial and investment banking, financial advisory, corporate trust, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of their respective businesses, certain of the sales agents and/or their respective affiliates have in the past and may in the future provide us and our affiliates with commercial banking, investment banking, financial advisory and other services for which they have and in the future will receive customary fees.

In particular, certain affiliates of Wells Fargo, J.P. Morgan, RBC, and BMO serve as lenders or administrative agents, and affiliates of any future sales agents may serve as lenders or administrative agents, to the Company, NW Natural, NW Natural Water, and NW Natural Renewables under their respective credit agreements. Although we do not currently expect to use the net proceeds of this offering to repay any amounts due to such affiliates under our current or future credit agreements, it is possible that a portion of the net proceeds could be so used. As a consequence, the sales agents or their respective affiliates may receive more than 5% of the net proceeds of these sales of common stock and, accordingly, may be deemed to have a conflict of interest under Financial Industry Regulatory Authority (FINRA) Rule 5121 (Public Offerings of Securities with Conflicts of Interest). In such case, and to the extent that FINRA Rule 5121 is applicable, the sales agents would conduct the distribution of the common stock in accordance with this rule and would not confirm sales to an account over which they exercise discretionary authority without first receiving specific written approval from the account holder.

Certain of the sales agents and their affiliates have engaged in and in the future may engage in investment banking transactions with, and provide services to, NW Holdings or its subsidiaries in the ordinary course of business.

In the ordinary course of their various business activities, the sales agents and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the sales agents or their respective affiliates have a lending relationship with us, certain of the sales agents or their respective affiliates routinely hedge and certain other of the sales agents or their respective affiliates may hedge their credit exposure to us consistent with their customary risk management policies. The sales agents and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The sales agents and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to customers that they acquire, long and/or short positions in such securities and instruments.

LEGALITY

Certain legal matters with respect to the common stock offered by this prospectus supplement and the accompanying prospectus will be passed upon for NW Holdings by Shawn Filippi, Esquire, Vice President, Chief Compliance Officer and Corporate Secretary of NW Holdings, and by Morgan, Lewis & Bockius LLP, New York, New York. Certain legal matters will be passed upon for the sales agents by Simpson Thacher & Bartlett LLP, Houston, Texas. Morgan, Lewis & Bockius LLP may rely upon the opinion of Ms. Filippi as to certain legal matters arising under Oregon law.

PROSPECTUS

NORTHWEST NATURAL HOLDING COMPANY

DEBT SECURITIES

JUNIOR SUBORDINATED DEBENTURES

PREFERRED STOCK

COMMON STOCK

Northwest Natural Holding Company (NW Holdings) and its selling securityholders may offer any combination of the securities described in this prospectus in one or more offerings from time to time and in amounts authorized from time to time. NW Holdings will provide specific terms of its securities, including their offering prices, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest. Unless otherwise set forth in a prospectus supplement, NW Holdings will not receive any proceeds from the sale of securities by any selling securityholders.

NW Holdings’ common stock is listed on the New York Stock Exchange and trades under the symbol “NWN.”

NW Holdings and any selling securityholder may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The “Plan of Distribution” section on page 8 of this prospectus also provides more information on this topic.

See the discussion of risk factors on page 3 of this prospectus and in the annual, quarterly and current reports filed with the Securities and Exchange Commission (SEC) under the Securities Exchange Act of 1934, as amended (Exchange Act) by NW Holdings which are incorporated by reference into this prospectus, to read about certain factors you should consider before purchasing any of the securities being offered.

NW Holdings’ principal executive offices are located at 250 SW Taylor Street, Portland, Oregon 97204, and its telephone number is (503) 226-4211.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 9, 2024.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that NW Holdings filed with the SEC, utilizing a “shelf” registration, or continuous offering, process. Under this shelf registration or continuous offering process, NW Holdings or its selling securityholders, from time to time, may sell any combination of the securities described in this prospectus in one or more offerings. NW Holdings may offer any of the following securities: debt securities, junior subordinated debentures, common stock or preferred stock.

This prospectus provides you with a general description of the securities that NW Holdings or our selling securityholders may offer. Each time NW Holdings or our selling securityholders sell securities, NW Holdings will provide a prospectus supplement that will contain specific information about the terms of that offering. Material United States federal income tax considerations applicable to the offered securities will be discussed in the applicable prospectus supplement, if necessary. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

For more detailed information about the securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

WHERE YOU CAN FIND MORE INFORMATION

NW Holdings files annual, quarterly and other reports and other information with the SEC. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information filed electronically by NW Holdings. NW Holdings also maintains a Web site (http://www.nwnaturalholdings.com). Information contained on NW Holdings’ Web site does not constitute part of this prospectus and is not incorporated by reference into this prospectus. The reference to NW Holdings’ Web site is intended to be an inactive textual reference only.

The SEC allows NW Holdings to “incorporate by reference” the information that NW Holdings files with the SEC, which means that NW Holdings may, in this prospectus, disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. NW Holdings is incorporating by reference the documents listed below (other than any portions of such documents that are deemed to be furnished and not filed) and any future filings NW Holdings makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering that this prospectus relates to is terminated. Information that NW Holdings files in the future with the SEC will automatically update and supersede this information.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Exchange Act in File No. 001-38681:

•	NW Holdings’ Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

•	NW Holdings’ Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, and June 30, 2024.

•	NW Holdings’ Current Reports on Form 8-K filed with the SEC on January 11, 2024, May 23, 2024, May 29, 2024, July 25, 2024, and August 9, 2024.

•

The description of our common stock contained in Exhibit 4p to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including any amendment or reports filed for the purpose of updating such description.

You may request a copy of these documents, at no cost to you, by writing or calling Shareholder Services, Northwest Natural Holding Company, 250 SW Taylor Street, Portland, Oregon 97204, telephone 503-220-2402.

You should rely only on the information contained, or incorporated by reference, in this prospectus and any prospectus supplement. NW Holdings and any selling securityholders have not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information. NW Holdings and any selling securityholders are not, and any underwriters, agents or dealers are not, making an offer of these securities or soliciting offers to buy these securities in any jurisdiction where the offer or solicitation is not permitted. You should not assume that the information contained in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of such document or that the information incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document incorporated by reference.

FORWARD-LOOKING STATEMENTS

This prospectus does, and the documents incorporated herein by reference may, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (Securities Act), and Section 21E of the Exchange Act. Although NW Holdings believes these statements are based on reasonable assumptions, no assurance can be given that actual results will not differ from those in the forward-looking statements contained herein and in the incorporated documents. The forward-looking statements contained herein and in the incorporated documents may be affected by various uncertainties. For a further discussion of forward-looking statements and of factors which may affect forward-looking statements contained herein and in the incorporated documents, see our most recent Annual Report on Form 10-K and any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed after that Annual Report on Form 10-K, as well as other filings made with the SEC that are incorporated by reference into this prospectus.

NW HOLDINGS

NW Holdings is a utility holding company primarily engaged, through its wholly-owned subsidiary Northwest Natural Gas Company (NW Natural), in the distribution of natural gas. NW Holdings also owns NW Natural Water Company, LLC (NW Natural Water), NW Natural Renewables Holdings, LLC (NW Natural Renewables), and other businesses. NW Natural Water provides water distribution and water and wastewater services to communities throughout the Pacific Northwest, Texas and Arizona. NW Natural Water serves nearly 185,000 people through approximately 74,000 meters and provides operation and maintenance services to an additional 19,000 connections. NW Natural Renewables is a subsidiary of NW Holdings established to pursue non-regulated natural gas activities. NW Natural Renewables is focused on providing renewable fuels to support decarbonization in the utility, commercial, industrial and transportation sectors. Each of NW Holdings’ subsidiaries is a separate legal entity with its own assets and liabilities. NW Holdings’ executive offices are located at 250 SW Taylor Street, Portland, Oregon 97204. Its telephone number is 503-226-4211.

NW Natural is principally engaged in the distribution of natural gas in Oregon and southwest Washington. NW Natural and its predecessors have supplied gas service to the public since 1859.

RISK FACTORS

Investing in the securities involves certain risks. You are urged to read and consider the risk factors described in the annual, quarterly and current reports filed with the SEC under the Exchange Act which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information NW Holdings includes or incorporates by reference into this prospectus. You should also be aware that new risks may emerge in the future at any time, and NW Holdings cannot predict such risks or estimate the extent to which they may affect NW Holdings’ financial condition or performance. The prospectus supplement applicable to each type or series of securities NW Holdings or our selling securityholders offer may contain a discussion of additional risks applicable to an investment in NW Holdings and the particular type of securities NW Holdings or such selling securityholders are offering under that prospectus supplement.

USE OF PROCEEDS

Unless otherwise stated in a prospectus supplement, the net proceeds to be received by NW Holdings from the sale of these securities will be added to the general funds of NW Holdings and used for general corporate purposes.

The prospectus supplement relating to a particular offering of securities will identify the use of proceeds for that offering. Unless otherwise set forth in a prospectus supplement, NW Holdings will not receive any of the proceeds from the sale of any securities by any selling securityholders.

DESCRIPTION OF DEBT SECURITIES

NW Holdings may issue debt securities, in one or more series, under an indenture, between NW Holdings and the trustee specified therein. The terms of any debt securities will be described in a prospectus supplement.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

NW Holdings may issue junior subordinated debentures, in one or more series, under an indenture, between NW Holdings and the trustee specified therein. The terms of any junior subordinated debentures will be described in a prospectus supplement.

DESCRIPTION OF PREFERRED STOCK

General

The following is a summary of certain rights and privileges of NW Holdings’ preferred stock, none of which is currently outstanding. This summary description does not purport to be complete. Reference is made to the laws of the State of Oregon, NW Holdings’ Amended and Restated Articles of Incorporation, Amended and Restated Bylaws, and any articles of amendment to the Amended and Restated Articles of Incorporation establishing a particular series of preferred stock that are filed with the SEC and incorporated herein by reference. The following statements are qualified in their entirety by such references.

The Board of Directors is authorized under NW Holdings’ Amended and Restated Articles of Incorporation to provide for the issuance from time to time of preferred stock in one or more series, and as to each series to fix and determine the relative rights and preferences, serial designation, dividend rate, redemption prices, voluntary and involuntary liquidation prices, sinking fund provisions for the redemption or purchase of shares, if any, and conversion provisions, if any, applicable to shares of such series. NW Holdings will include some or all of this information about a specific series of preferred stock being offered under this prospectus in the prospectus supplement(s) relating to such series. As used herein, the term “preferred stock” includes all series.

Under NW Holdings’ Amended and Restated Articles of Incorporation, NW Holdings is authorized to issue 100,000,000 shares of common stock and 3,500,000 shares of preferred stock.

Dividends

Each series of the preferred stock shall be entitled, in preference to the common stock, to dividends cumulative from the date of issue, at the rate fixed by the Board of Directors, payable quarterly on February 15, May 15, August 15 and November 15 in each year or on such other date or dates as the Board of Directors shall determine.

Voting Rights

Generally, only NW Holdings’ common stock has voting rights. The common stock has cumulative voting rights with respect to the election of directors. The preferred stock shall have no right to vote in the election of directors or for any other purpose, except as may be otherwise provided by law or by resolutions establishing any series of preferred stock in accordance with NW Holdings’ Amended and Restated Articles of Incorporation.

Certain terms relating to NW Holdings’ preferred stock in respect of dividends, liquidation rights, limitations on payment of dividends and voting are discussed below in “Description of Common Stock—Dividends and Liquidation Rights” and “—Dividend Limitations.”

DESCRIPTION OF COMMON STOCK

General

The following is a summary of certain rights and privileges of NW Holdings’ common stock. This summary description does not purport to be complete. Reference is made to the laws of the State of Oregon, NW Holdings’ Amended and Restated Articles of Incorporation, and Amended and Restated Bylaws, which are incorporated herein by reference. The following statements are qualified in their entirety by such references.

Under NW Holdings’ Amended and Restated Articles of Incorporation, NW Holdings is authorized to issue 100,000,000 shares of common stock and 3,500,000 shares of preferred stock.

Dividends and Liquidation Rights

Except as hereinafter stated, the common stock is entitled to receive such dividends as are declared by the Board of Directors and to receive ratably on liquidation any assets which remain after payment of liabilities. NW Holdings has an authorized class of senior capital stock, referred to as preferred stock, none of which is currently outstanding. NW Holdings’ preferred stock is entitled, in preference to the common stock, (1) to cumulative dividends at the annual rate fixed for each series by the Board of Directors, and (2) in voluntary and involuntary liquidation, to the amounts fixed for each series by the Board of Directors, plus in each case, unpaid accumulated dividends.

Dividend Limitations

Should dividends on the preferred stock be in arrears, no dividends on the common stock may be paid or declared. Future series of the preferred stock could contain sinking fund, purchase or redemption obligations under which no dividends on the common stock may be paid or declared while such obligations are in default. Common stock dividends also may be restricted by the provisions of future instruments pursuant to which NW Holdings may issue long-term debt.

Voting Rights

Except as provided by law or by resolutions establishing any series of preferred stock, only the common stock has voting rights. Cumulative voting is permitted by the Amended and Restated Articles of Incorporation to holders of common stock at elections of directors.

Classification of the Board of Directors

The Board of Directors of NW Holdings may consist of not less than nine nor more than thirteen persons, as determined by the Board, divided into three classes as nearly equal in number as possible. The number of directors as of the date of this prospectus is eleven. One class is elected for a three-year term at each annual meeting of shareholders. Vacancies, including those resulting from an increase in the size of the Board, may be filled by a majority vote of the directors then in office, to serve until the next annual meeting of shareholders. One or more of the directors may be removed, with or without cause, by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote thereon; provided, however, that if fewer than all of the directors should be candidates for removal, no one of them shall be removed if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the class of directors of which such director shall be a part. Except for those persons nominated by the Board, no person shall be eligible for election as a director unless a written request from a shareholder entitled to vote in the election of directors that such person be nominated and such person’s consent thereto shall be delivered to the Secretary of NW Holdings within the time period specified in advance of the meeting at which such election shall be held. The foregoing provisions may not be amended or repealed except by the affirmative vote of the holders of not less than two-thirds of the shares entitled to vote at an election of directors.

Business Transactions with Related Persons

NW Holdings shall not enter into any business transaction with a related person or in which a related person shall have an interest (except proportionately as a shareholder of NW Holdings) without first obtaining both (1) the affirmative vote of the holders of not less than two-thirds of the outstanding shares of the capital stock of NW Holdings not held by such related person, and (2) the determination of a majority of the continuing directors that the cash or fair market value of the property, securities or other consideration to be received per share by the holders, other than such related person, of the shares of each class or series of the capital stock of NW Holdings in such business transaction shall not be less than the highest purchase price paid by such related person in acquiring any of its holdings of shares of the same class or series, unless the continuing directors by a majority vote shall either (a) have expressly approved the acquisition of the shares of the capital stock of NW Holdings that caused such related person to become a related person, or (b) have expressly approved such business transaction. As used in this paragraph: a “business transaction” includes a merger, consolidation, plan of exchange or recapitalization, a purchase, sale, lease, exchange, transfer, mortgage or other disposition of all or a substantial part (10% or more of the fair market value of the assets) of the property and assets of NW Holdings or a related person, an issuance, sale, exchange or other disposition of securities of NW Holdings and a liquidation, spin-off or dissolution; a “related person” includes a person, organization or group thereof owning 10% or more of the capital stock of NW Holdings; “continuing directors” are those directors who were directors of NW Holdings on the date the Amended and Restated Articles of Incorporation first became effective or whose nominations have been approved by a majority of the then continuing directors. The foregoing provisions may not be amended or repealed except by the affirmative vote of the holders of not less than two-thirds of the shares of the capital stock of NW Holdings (other than shares held by related persons).

Preemptive Rights

The holders of the common stock have no preemptive rights.

Certain Anti-Takeover Matters

NW Holdings’ Amended and Restated Articles of Incorporation and Amended and Restated Bylaws include a number of provisions that may have the effect of discouraging persons from acquiring large blocks of its stock or delaying or preventing a change in its control. The material provisions that may have such an effect include:

•	establishment of a classified Board of Directors, whereby approximately only one-third of the board stands for election each year;

•

limitations on certain business transactions (including mergers, consolidations, plans of exchange) with any person or entity and any persons or entities related thereto who beneficially own 10% or more of the capital stock of NW Holdings;

•	authorization for NW Holdings’ Board of Directors (subject to any applicable law) to issue preferred stock in series and to fix rights and preferences of the series;

•	advance notice procedures with respect to nominations of directors or proposals other than those adopted or recommended by NW Holdings’ Board of Directors; and

•

requirement that holders of not less than two-thirds of the shares entitled to vote are required to remove directors or to amend certain provisions of NW Holdings’ Amended and Restated Articles of Incorporation.

NW Holdings is subject to the provisions of sections 60.825 to 60.845 of the Oregon Business Corporation Act (Oregon Business Combinations Act) which generally provide that in the event a person or entity acquires 15% or more of NW Holdings’ voting stock (Interested Shareholder), NW Holdings and such Interested Shareholder and any affiliate may not engage in the following business combinations for a period of three years following the date that person became an Interested Shareholder:

•	a merger or plan of share exchange;

•

any sale, lease, mortgage or other disposition of the assets of the corporation where the assets have an aggregate market value equal to 10% or more of the aggregate market value of NW Holdings’ assets or outstanding capital stock; and

•	transactions that result in the issuance of capital stock to the shareholder that acquired 15% or more of the voting stock.

These restrictions do not apply if:

•

the Board of Directors approved either the business combination or the share acquisition that resulted in the person becoming an Interested Shareholder before the time such person became an Interested Shareholder;

•

as a result of the share acquisition, the person became an Interested Shareholder and 85% owner of the outstanding voting stock, excluding shares owned by persons who are directors and also officers and shares owned by certain employee benefit plans; or

•

on or after the date the person became an Interested Shareholder, the business combination transaction is approved by the Board of Directors and authorized by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the Interested Shareholder.

NW Holdings is also subject to the provisions of Sections 60.801 to 60.816 of the Oregon Business Corporation Act (Oregon Control Share Act), which generally provide that a person who acquires voting stock in a transaction which results in such person holding more than 20%, 33-1/3% or 50% of the total voting power cannot vote the shares it acquires in the acquisition unless voting rights are accorded to such control shares by the holders of a majority of the outstanding voting shares, excluding the control shares held by such person and shares held by officers and inside directors, and by the holders of a majority of the outstanding voting shares, including the control shares held by such person and shares held by officers and inside directors. This vote would be required at the time an acquiring person’s holdings exceed 20% of the total voting power, and again at the time the acquiring person’s holdings exceed 33-1/3% and 50%, respectively. The acquiring person may, but is not required to, submit to NW Holdings an “acquiring person statement” setting forth certain information about the acquiring person and its plans with respect to NW Holdings. The acquiring person statement may also request that NW Holdings call a special meeting of shareholders to determine whether the control shares will be allowed to retain voting rights. If the acquiring person does not request a special meeting of shareholders, the issue of voting rights of control shares will be considered at the next annual meeting or special meeting of shareholders that is held more than 60 days after the date of the acquisition of control shares. Shares are not deemed to be acquired in a control share acquisition if, among other things, they are acquired from the issuing corporation, or are issued pursuant to a plan of merger or exchange effected in compliance with the Oregon Business Corporation Act and the issuing corporation is a party to the merger or exchange agreement.

The Oregon Control Share Act and the Oregon Business Combinations Act have anti-takeover effects because they will encourage any potential acquirer to negotiate with NW Holdings’ Board of Directors and will also discourage potential acquirers unwilling to comply with the provisions of these laws. An Oregon corporation may provide in its articles of incorporation or bylaws that the laws described above do not apply to its shares. NW Holdings has not adopted such a provision.

NW Holdings is also subject to Oregon Revised Statutes Chapter 757.511 which generally provides that no person, directly or indirectly, shall acquire the power to exercise any substantial influence over the policies and actions of a public utility without first securing from the Oregon Public Utility Commission (OPUC) an order authorizing such acquisition if such person is, or by such acquisition would become, an “affiliated interest” with such public utility as defined by Oregon law. Any applicant requesting such an order bears the burden of showing that granting the application is in the public interest. This provision of Oregon law may have anti-takeover effects by subjecting potential acquisitions to OPUC review and approval.

SELLING SECURITYHOLDERS

Selling securityholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire NW Holdings’ securities in various private transactions. Such selling securityholders may be parties to registration rights agreements with NW Holdings, or NW Holdings otherwise may have agreed or will agree to register their securities for resale. If authorized by NW Holdings, the initial purchasers of its securities, as well as their transferees, pledgees, donees or successors, all of whom are referred to as “selling securityholders” in this prospectus, may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each selling securityholder, the number and type of securities beneficially owned by such selling securityholder that are covered by such prospectus supplement, the number and type of securities to be offered for the securityholder’s account and the amount and (if one percent or more) the percentage of the class to be owned by such securityholder after completion of the offering. The applicable prospectus supplement also will disclose whether any of the selling securityholders have held any position or office with, have been employed by or otherwise have had a material relationship with NW Holdings during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

NW Holdings and any selling securityholder may sell the securities offered pursuant to this prospectus and one or more prospectus supplements (Offered Securities), on a continuous or delayed basis, in one or more series: (1) through one or more underwriters or dealers; (2) through one or more agents; (3) directly to a single purchaser or a limited number of purchasers; (4) through a combination of any such methods of sale; or (5) through other methods described in the applicable prospectus supplement. Any selling securityholders, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and compensation received by them on resale of the Offered Securities may be deemed to be underwriting discounts. Additionally, because selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, selling securityholders may be subject to the prospectus delivery requirements of the Securities Act.

Through Underwriters or Dealers

If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at the initial public offering price or at varying prices determined at the time of the sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more managing underwriters. The underwriter or underwriters with respect to the Offered Securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such prospectus supplement. Unless otherwise set forth in such prospectus supplement, the obligations of the underwriters to purchase the Offered Securities offered by such prospectus supplement will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Offered Securities if any are purchased. If a dealer is used in the sale, the securities will be sold to the dealer as principal. The dealer may then resell those securities at varying prices determined at the time of resale.

Through Agents

The Offered Securities may be sold through agents designated by NW Holdings or any selling securityholder from time to time. A prospectus supplement will set forth the name of any agent involved in the offer or sale of the Offered Securities in respect of which such prospectus supplement is delivered as well as any commissions payable by NW Holdings or any selling securityholder to such agent. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis to solicit purchases for the period of its appointment.

Directly to One or More Purchasers

NW Holdings or any selling securityholder may sell the Offered Securities directly to one or more purchasers. In this case, no underwriters or agents would be involved.

General Information

The prospectus supplement with respect to the Offered Securities will set forth the terms of the offering of such Offered Securities, including:

•	the name or names of any selling securityholders, underwriters, dealers or agents;

•	the purchase price of such Offered Securities and the proceeds to NW Holdings from such sale, if any;

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if securityholders are selling securities, the amount of securities to be sold by each selling securityholder and the proceeds from such sales and any additional terms, including lock-up provisions, that may be placed on the participating selling securityholders in connection with their sale of securities in the offering;

•	any underwriting discounts, agents’ commissions and other items constituting underwriting compensation;

•	any initial public offering price; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If so indicated in the prospectus supplement with respect to the Offered Securities, NW Holdings or a selling securityholder may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the Offered Securities from NW Holdings or such selling securityholder at the initial public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to those conditions set forth in such prospectus supplement, and such prospectus supplement will set forth the commission payable for solicitation of such contracts.

The securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which are referred to herein as the “remarketing firms,” acting as principals for their own accounts or as our agent, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.

Unless otherwise specified in the applicable prospectus supplement, except for our common stock, which is listed on the New York Stock Exchange, the securities will not be listed on a national securities exchange.

We or any selling securityholder may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately-negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement.

We may make sales of our common stock to or through one or more underwriters, dealers or agents in “at-the-market” offerings, and, if we engage in such transactions, we will do so pursuant to the terms of an agreement between us and the underwriters, dealers or agents. If we engage in at-the-market sales pursuant to a distribution or similar agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis.

Any selling securityholders may also resell all or a portion of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act in reliance upon Rule 144 under the Securities Act provided they meet the criteria and conform to the requirements of that rule, Section 4(a)(1) of the Securities Act or other applicable exemptions, regardless of whether the securities are covered by the registration statement of which this prospectus forms a part.

Agents, underwriters and dealers may be entitled under agreements entered into with NW Holdings to indemnification by NW Holdings against certain civil liabilities, including certain liabilities under the Securities Act or to contribution by NW Holdings with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to Northwest Natural Holding Company’s Annual Report on Form 10-K for the year ended December 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGALITY

The legality of the securities will be passed upon for NW Holdings by MardiLyn Saathoff, Esquire, Senior Vice President, Regulation and General Counsel of NW Holdings, and by Morgan, Lewis & Bockius LLP, New York, New York. Ms. Saathoff may rely upon the opinion of Morgan, Lewis & Bockius LLP as to certain legal matters arising under New York law. Morgan, Lewis & Bockius LLP may rely upon the opinion of Ms. Saathoff as to certain legal matters arising under Oregon law. Ms. Saathoff is regularly employed by NW Holdings, participates in various NW Holdings employee benefit plans under which she may receive shares of common stock and currently beneficially owns less than one percent of the outstanding shares of common stock of NW Holdings.

NORTHWEST NATURAL HOLDING COMPANY

$200,000,000

Common Stock

Wells Fargo Securities

J.P. Morgan

RBC Capital Markets

BMO Capital Markets